MANAGEMENT INCENTIVE COMPENSATION PLAN - FY 98

PURPOSE
-------

     The purpose of the Plan is to provide an incentive for extraordinary performance by those management personnel who, individually and collectively as a management team, have the greatest influence over the financial success of the Bank.

     In addition to its primary purpose, the Plan is designed to accomplish other important objectives of the Bank including:

 -  fostering  teamwork  and cooperation among management personnel;
 - helping to retain, and encourage commitment on the part of management and key personnel; and
 -  setting high goals and increasing returns to shareholders.

ADMINISTRATION
--------------

     The Plan shall be administered by the Compensation Committee of the Bank's Board of Directors.

PARTICIPANTS
------------

     Participation is at the discretion of Senior Management, but is limited to management personnel who report directly to either a Senior Vice President, the President, or the Board of Directors during Fiscal Plan Year 1998. Participants must be actively employed in this capacity on the date the incentive is paid to be eligible to receive the full award. Those participants who are no longer "direct reports" on the date the incentive is paid, may be eligible for a partial award, depending upon the circumstances. Those participants promoted into this category during the Fiscal year may receive a pro-rated amount of any incentive compensation awarded.

BANK PERFORMANCE GOALS
----------------------

     Performance goals to be determined by the Board of Directors.


CALCULATION OF INCENTIVE AWARDS
-------------------------------

     Incentive compensation awards are calculated based on the attainment of either the first goal or both goals. Meeting goal #1 constitutes an award of 5% of salary for those participating management personnel. Attainment of both goals would mean a 10% incentive award.

NOT AN  EMPLOYMENT  CONTRACT
----------------------------

     Nothing contained in the Plan shall give any Employee the right to be retained in the employment of the Bank or affect the right of the Bank to dismiss any Employee. The adoption of the Plan shall not constitute a contract between the Bank and any Employee.

FINAL REVIEW AND APPROVAL BY COMPENSATION COMMITTEE
---------------------------------------------------

     The Compensation Committee will review the Bank's results for the year, to determine whether the Plan goals should be adjusted for the purpose of the Management Incentive Plan. If extraordinary events distort the results, it will be at the Committee's sole discretion to modify those results to determine whether the bonus should be paid. The budget will be a gauge in determining what is an extraordinary event.

     The budget is based on the conversion occurring during the last part of January 1998, or the first part of February 1998. A significant shift in that time table would constitute a change in the budget.

     The Compensation Committee reserves the right to amend or terminate the plan should the Bank encounter unforeseen or extraordinary circumstances which impact the financial stability/profitability of the Bank.